Exhibit 4.3

EMERALD HEALTH THERAPEUTICS, INC.

MANAGEMENT DISCUSSION AND ANALYSIS
For the year ended December 31, 2017

Dated: March 29, 2018

TABLE OF CONTENTS

Forward-Looking Statements	3

Disclosure Controls and Procedures	5

Overview	5

Recent Developments and Events after the Reporting Period	6

Disclosure of Outstanding Share Data	11

Selected Annual Information	12

Summary of Quarterly Results	12

Results of Operations	13

Additional Disclosure for Venture Issuers Without Significant Revenue	16

Liquidity and Capital Resources	16

Operating, Investing and Financing Activities	17

Financial Risk Management	17

Measurement uncertainty and impairment assessments	18

Transactions with Related Parties	18

Proposed Transactions	19

Critical Accounting Policies and Estimates	19

Changes in Accounting Standards not yet Effective	19

Off-Balance Sheet Arrangements	19

Risks and Uncertainties	19

Forward-Looking Statements

Certain statements contained in this Management Discussion and Analysis (“MD&A”) constitute forward-looking information or forward-looking statements under applicable securities laws (collectively, “forward-looking statements”). These statements relate to future events or future performance, business prospects or opportunities of Emerald Health Therapeutics, Inc. (the “Company” or “Emerald”). All statements other than statements of historical fact may be forward-looking statements. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “seek”, “anticipate”, “plan”, “continue”, “estimate”, “expect”, “may”, “will”, “project”, “predict”, “forecast”, “potential”, “targeting”, “intend”, “could”, “might”, “should”, “believe” and similar expressions) are not statements of historical fact and may be “forward-looking statements”.

Forward-looking statements include, but are not limited to, statements in respect of: potential increases in the number of registered patients of Emerald Health Therapeutics Canada Inc. (“EHTC”), the Company’s wholly-owned subsidiary, and increases in the Company’s sales as a result; the anticipated positive gross margins of the Company’s sales upon realizing expanded production capacity; the eventual profitability of the business of the Company; benefits received by the Company from its transactions with Emerald Health Sciences Inc. (“Sciences”), a control person of the Company, and the opportunities that such transactions will provide; the expectation that the Pure Sunfarms Corp. (“Pure Sunfarms”) joint venture will result in large-scale, high-quality, low-cost cannabis production; the estimate that Pure Sunfarms’ initial greenhouse will yield more than 75,000 kg of dried cannabis annually upon completion of full licencing and conversion; timing of such licensing and conversion and the costs thereof; anticipated expansion of a second site in Metro Vancouver, British Columbia (“Metro Vancouver”); anticipated construction costs, licensing and production capacity for the second site in Metro Vancouver; timing of production and sale of cannabis from Pure Sunfarms’ facilities; the potential joint venture opportunity with DMG Blockchain Solutions Inc. (“DMG Blockchain”) and the ability for such joint venture to develop a supply chain management system and e-commerce marketplace for cannabis sales; the potential joint venture opportunity with Namaste Technologies Inc. (“Namaste”) and the ability of such joint venture to develop a fully integrated e-commerce platform to serve as a retail channel for the Company’s patients; the expected growth of the cannabis analytical testing market; the expected growth of demand in the therapeutic and non-therapeutic adult-use cannabis market; use of proceeds of the Company’s prospectus financings; the potential proceeds from the exercise of the Company’s outstanding common share purchase warrants; the purchasing by EHTC of additional strains of dried cannabis from another producer who is licensed as a producer (a “Licensed Producer”) under the Access to Cannabis for Medical Purposes Regulations (“ACMPR”); the introduction by the Company of new strains of cannabis oils; EHTC’s intention to continue to communicate with and provide education and services to medical doctors and other healthcare professionals; the continued increase of the Company’s client base and revenue as a result of the introduction of cannabis oils; the Company’s and EHTC’s continued research and development of cannabis strains and products; clinical trials to be undertaken by EHTC; the acquisition by EHTC of pre-approval applications from other ACMPR applicants; the timing, cost and implementation of the development of new production facilities and the potential resulting increase to the Company’s production capacity of dried product and oils; the use and funding of EHTC research and development project related to strains of medical cannabis; the implementation of the Cannabis Act (as defined herein) by the federal government of Canada and its potential impact; the Company’s anticipated compliance with regulatory requirements for non-medical cannabis sales; and the effect that each risk factor will have on the Company.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. The reader of these statements is cautioned that any such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties relating to, among others, market price of cannabis; continued availability of capital financing and general economic, market or business conditions; EHTC’s reliance on the Current Licence (as defined herein) to produce and sell medical cannabis and cannabis oils issued to it under the ACMPR and its ability to maintain the Current Licence; EHTC’s ability to increase registered patients and sales and to make the Company profitable; regulatory risks relating to EHTC’s compliance with the ACMPR; regulatory approvals for expansion of EHTC’s current production facility, development of new production facilities and greenhouse retrofits by EHTC and Pure Sunfarms; Pure Sunfarms’ reliance on the PSF Licence (as defined herein) to cultivate cannabis issued to it under the ACMPR and its ability to maintain the PSF Licence; NV’s reliance on the NV Licence (as defined herein) to provide analytical testing of cannabis and production of Cannabidiol (“CBD”) oil issued to it under the ACMPR and its ability to maintain the NV Licence; the Company’s ability to execute its multi-phase expansion plan and its plans with Pure Sunfarms; the Company’s ability to execute a definitive agreement with DMG Blockchain and establish a joint venture; the Company’s ability to execute a definitive agreement with Namaste and establish a joint venture; changes in laws, regulations and guidelines relating to medical cannabis including the adoption of the Cannabis Act, the implementation of provincial and territorial legislation related to the Cannabis Act and changes to the Excise Tax Act by the federal government of Canada; changes in government; changes in government policy; increased competition in the cannabis market; the limited operating history of the Company; the Company’s reliance on key persons; difficulties in securing additional financing; unfavourable publicity or consumer perception of the cannabis industry; the impact of any negative scientific studies on the effects of cannabis; difficulties in construction or in obtaining qualified contractors to complete greenhouse retrofits; actual operating and financial performance of facilities, equipment and processes relative to specifications and expectations; the Company’s ability to develop and commercialize pharmaceutical products; failure to obtain regulatory approval for pharmaceutical products; changes in the Company’s over-all business strategy; and restrictions of the TSX Venture Exchange on the Company’s business. See “Risks and Uncertainties” in this MD&A and other factors described the Company’s Annual Information Form under the heading “Risk Factors”.

The Company believes that the expectations reflected in any forward-looking statements are reasonable, but no assurance can be given that these expectations will prove to be correct and such forward-looking statements included in, or incorporated by reference into, this MD&A should not be unduly relied upon. These statements speak only as of the date of this MD&A. The Company does not intend, and does not assume any obligation, to update these forward-looking statements, except as required by applicable laws. Actual results may differ materially from those expressed or implied by such forward-looking statements.

Management’s Discussion and Analysis

The following MD&A is prepared as of March 29, 2018 and is intended to assist the understanding of the results of operations and financial condition of Emerald Health Therapeutics, Inc.

This MD&A should be read in conjunction with the audited consolidated financial statements and accompanying notes of the Company for the years ended December 31, 2017 and 2016 which have been prepared in accordance with International Financial Reporting Standards (“IFRS”). This MD&A contains “forward-looking statements” that are subject to risk factors set out in a cautionary note contained herein. All figures are in Canadian dollars unless otherwise noted.

Additional information related to the Company is available on its website at www.emeraldhealth.ca. Other information related to the Company, including the Company’s most recent Annual Information Form and financial statements referred to herein are available on the Canadian Securities Administrator’s website at www.sedar.com.

Disclosure Controls and Procedures

During the year ended December 31, 2017 there has been no significant change in the Company’s internal control over financial reporting since the last reporting period.

The management of the Company is responsible for establishing and maintaining appropriate information systems, procedures and controls to ensure that information used internally and disclosed externally is complete, reliable and timely. The Company’s certifying officers are responsible for ensuring that processes are in place to provide them with sufficient knowledge to support the representations they make.

The management of the Company has filed the Venture Issuer Basic Certificate with the Annual Filings on SEDAR at www.sedar.com. In contrast to the certificate under National Instrument (“NI 52-109”) (Certification of Disclosure in Issuer’s Annual and Interim Filings), the Venture Issuer Basic Certification does not include representations relating to the establishment and maintenance of disclosure controls and procedures and internal control over financing reporting, as defined in NI 52-109. Investors should be aware that inherent limitations on the ability of the Company’s certifying officers to design and implement on a cost-effective basis disclosure controls and procedures and internal controls over financial reporting as defined in NI 52-109 may result in additional risks to the quality, reliability, transparency and timeliness of interim and annual filings and other reports provided under securities legislation.

Overview

Emerald was incorporated pursuant to the Business Corporations Act (British Columbia) on July 31, 2007 as Firebird Capital Partners Inc. and changed its name to Firebird Energy Inc. in December 2012. On September 4, 2014, the Company completed the acquisition of all the issued and outstanding common shares of Thunderbird Biomedical Inc. (“Thunderbird”), by way of a reverse takeover (the “Transaction”) under the rules of the TSX Venture Exchange (the “TSXV”) and concurrently changed its name to T-Bird Pharma, Inc. At that time, Thunderbird became a wholly-owned subsidiary of T-Bird. In June 2015, the Company changed its name to Emerald Health Therapeutics, Inc. and Thunderbird changed its name to Emerald Health Botanicals Inc. (“Botanicals”). In February 2018 Botanicals changed its name to Emerald Health Therapeutics Canada Inc. (“EHTC”).

The Company is a publicly traded company with headquarters in Victoria, British Columbia, Canada. Common shares of the Company (the “Common Shares”) are listed on the TSXV under the trading symbol “EMH”. The Company is classified as a Tier 1 Venture Issuer on the TSXV. The Company also trades on the OTCQX® Best Market, operated by OTC Markets Group under the ticker symbol “EMHTF”. The Company is the parent of its wholly-owned subsidiary EHTC.

EHTC is a private, Victoria, British Columbia based company incorporated pursuant to the Business Corporations Act (British Columbia) on January 28, 2013. The principal business of EHTC is the production and sale of medical cannabis pursuant to a licence (the “Current Licence”) issued to EHTC under the Access to Cannabis for Medical Purposes Regulations (“ACMPR”), formerly the Marihuana for Medical Purposes Regulations (“MMPR”). The Current Licence is valid until November 2019.

On June 6, 2017, the Company and EHTC entered into a joint venture to secure a 50% equity interest in Pure Sunfarms Corp., for the purpose of producing, cultivating and distributing wholesale cannabis and cannabis extracts for therapeutic and non-therapeutic use purposes, if permitted by law. On March 2, 2018, Health Canada issued a cultivation licence for the Pure Sunfarms site under the ACMPR and is expected to issue a sales licence for the Pure Sunfarms site under the ACMPR in July, 2018 (collectively the “PSF Licence”). EHTC also owns 100% of the shares of Emerald Health Farms Inc. (“Farms”), a holding company incorporated pursuant to the Business Corporations Act (British Columbia) on September 7, 2017 to hold the PSF Licence. On March 15, 2018 Farms changed its name to Pure Sunfarms Canada Inc. (“PSC”).

On November 17, 2017 EHTC acquired control of Northern Vine Canada Inc. (“Northern Vine”) and holds 53% of Northern Vine’s issued and outstanding shares. Northern Vine is a Licensed Dealer under the provisions of the Controlled Drugs and Substances Act (Canada) and is licensed to provide analytical testing services, to import/export cannabis oils and to manufacture CBD oil (the “NV Licence”). The NV Licence is valid through December 2019.

Emerald is focused on four priorities to meet the current needs of the Canadian legal cannabis market and future demand in the therapeutic and non-therapeutic adult-use market: 1) Significant production expansion; 2) Research and development and clinical work; 3) Extraction expertise and value-added product development supported by protected intellectual property; and 4) Expanding nationwide distribution channels.

Emerald is also focused on international business development opportunities.

Recent Developments and Events after the Reporting Period

New CEO

On October 2, 2017, the Company announced the appointment of Chris Wagner as Chief Executive Officer and as a director of Emerald. Mr. Wagner has spent more than 25 years in marketing pharmaceutical products and building biotechnology companies. Bin Huang, PhD, continues to focus on the management of the Company’s operations and expansion as President of EHTC.

New CFO

On November 20, 2017, the Company announced the appointment of Robert C. Hill, CPA, CA as the Chief Financial Officer of Emerald. Mr. Hill brings over 20 years of accounting, finance, and senior leadership experience as a seasoned manager of private and publicly traded technology and financial services businesses in Canada, USA and Asia.

Second Site License Granted by Health Canada

In early October 2017, Health Canada granted a sales license for EHTC’s second site. The second site is primarily being used to house the Company’s customer service representatives and administration. The Company expects to expand the second site license to allow for additional cannabis related activities. The Current Licence is valid until October 2020.

DMG Blockchain Solutions Inc.

On January 28, 2018 the Company and DMG Blockchain signed a non-binding letter of intent to form a joint venture, to be named CannaChain Technologies, for the purpose of developing a foundational blockchain-based supply chain management system and e-commerce marketplace for the legal cannabis industry.

Namaste Technologies Inc.

On January 30, 2018 the Company and Namaste signed a non-binding letter of intent whereby the Company and Namaste propose to enter into a definitive agreement to collaborate on strategic business opportunities worldwide and develop a fully integrated e-commerce platform to serve as a retail channel for the Company’s patients.

Expansion projects

Emerald is undergoing two major expansion projects that are expected to significantly increase the Company’s production capacity. Both projects need to be licenced by Health Canada to produce and sell cannabis. The applications for licences at both project sites have been filed with Health Canada, and the Pure Sunfarms site received its cultivation licence on March 2, 2018.

In June 2017, the Company announced a transaction with Village Farms International, Inc. (“Village Farms”) to form the joint venture Pure Sunfarms, for large-scale, high-quality, low-cost cannabis production. EHTC and Village Farms each own a 50% equity interest in Pure Sunfarms. Under the terms of the agreement, Village Farms has contributed a 1.1 million-square foot (25-acre) greenhouse facility located on a 50-acre parcel of land in Delta, British Columbia (“Delta 3”). The Company was required to initially contribute an aggregate of $20 million in cash, $2 million advanced at closing, $10 million deposited into an escrow account, and the remaining $8 million advanced in tranches upon satisfaction of certain milestones to fund conversion of the initial greenhouse. The combination of EHTC’s cannabis experience with a leading North American greenhouse produce grower is expected to optimize the path to rapidly and cost effectively accelerate large scale, high quality, low cost Canadian cannabis production. It is estimated that the initial greenhouse could yield more than 75,000 kg of dried cannabis annually upon completion of full licencing and conversion. The $10 million in escrow was released to Pure Sunfarms upon issuance of the cultivation license by Health Canada in March 2018.

Conversion of the remainder of 1.1 million ft2 Delta 3 site is currently underway and the entire facility is expected to be in production in 2019.

Pure Sunfarms also holds options to lease or purchase from Village Farms a second 1.1 million ft2 (25 acre) greenhouse (“Delta 2”) and a 2.6 million ft2 (60 acre) greenhouse (“Delta 1”). Both Delta 2 and Delta 1 are located adjacent to Delta 3. Combined, these three greenhouse assets provide the joint venture with a total potential aggregate production capacity of up to 4.8 million ft2 (110 acres).

The second expansion project is the building of a 500,000 ft2 greenhouse, with expansion potential to 1 million ft2 on 32 acres in Metro Vancouver. In May 2017, the Company entered into a thirty-year agreement to lease the Metro Vancouver site at a market rate of $320,000 per year. The land was leased for the purpose of building a Health Canada licensed production facility to expand growing capability. The landlord is a corporation controlled by Dr. Avtar Dhillon, the Executive Chairman of the Company.

Site prep and construction at the Metro Vancouver site began in April 2017 and $2.8 million in costs were incurred from April 1 to December 31, 2017. The Company has completed a significant amount of construction and in October 2017 submitted an application to Health Canada to produce cannabis at this facility. The retro-fit of the Pure Sunfarms Delta 3 site caused the original Metro Vancouver site construction schedule to be extended and construction costs of up to $20 million for the first two modular greenhouses that were anticipated in 2017 are expected to be incurred into 2018.

Acquisitions

On October 26, 2017, the Company announced it had signed a definitive agreement with Northern Vine and Abattis Bioceuticals Corp (“Abattis”) to invest $2.5 million into Northern Vine to acquire 53% of the company and appoint three of its four directors. On November 17, 2017 the Company completed the transaction and acquired control of Northern Vine. Abattis continues to hold the remaining 47% of the shares of Northern Vine.

Northern Vine is a Licensed Dealer under the provisions of the Controlled Drugs and Substances Act (Canada), which permits Northern Vine to carry out a broader range of cannabis research and development and pursue international business opportunities. The Licensed Dealer status allows Northern Vine to export and import not only cannabis, but also to export and import cannabis oils. Currently Licensed Producers such as EHTC, are not permitted to export or import cannabis oils under the ACMPR.

The acquisition of Northern Vine significantly expanded Emerald’s ability to carry out research and development, as Northern Vine is authorized under ACMPR to prepare any manipulation, formulation, dosage from, strength or package size of cannabis which can be mixed with additives and other controlled drugs.

Northern Vine also provides Emerald with preferred customer access to complete microbiology and chemical analysis, with testing of product potency as well as testing for the presence of pesticides, microbes, and environmental toxins in dried plant products and extracts.

Financings

In February 2018, January 2018, April 2017, and February 2017 the Company completed financings that resulted in total gross proceeds from unit issuances and warrant exercises of $123.8 million (net proceeds – $120.5 million) and has the potential to a raise an additional $21 million if the remaining outstanding warrants from these financings are exercised prior to expiry. The Company intends to use the proceeds of the financings to fund the completion of capital projects and potential future expansion and acquisitions, including partnership transactions, for research and development, to expand the Company’s existing extraction capabilities, and for working capital and general corporate purposes.

On February 9, 2018 the Company closed a prospectus sale to a single Canadian institutional accredited investor (the “Investor”) of 3,000,000 units pursuant to a supplement to the Company’s base shelf prospectus at a price per unit of $6.00 for gross proceeds of $18,000,000. Each unit consists of one Common Share and one common share purchase warrant of the Company. Each warrant is exercisable into one Common Share for a period of six months at a price of $7.00 per Common Share with an expiry date of August 9, 2018. In the event that the closing price of the Common Shares on the TSX Venture Exchange or other recognized exchange is greater than $8.50 per Common Share for a period of five consecutive trading days at any time after the closing on the prospectus sale, the Company may accelerate the expiry date of the warrants by giving notice to the warrant holders and in such case, the warrants will expire on the 15th day after the date on which notice is given by the Company.

On January 9, 2018 the Company closed a prospectus sale to the Investor of 3,000,000 units pursuant to a supplement to the Company’s base shelf prospectus at a price per unit of $5.00 for gross proceeds of $15,000,000. Each unit consists of one Common Share and one common share purchase warrant of the Company. Each warrant was exercisable into one Common Share for a period of three years at a price of $6.00 per Common Share with an expiry date of January 9, 2021, subject to acceleration. On February 15, 2018 the 3,000,000 warrants were exercised for total gross proceeds of $18,000,000.

In April 2017, the Company completed a prospectus offering of 13,170,000 units of the Company on a bought deal basis pursuant to a supplement to the Company’s base shelf prospectus at a price of $1.85 per unit, for total gross proceeds of $23,364,500. Each such unit consisted of one Common Share and one-half of one common share purchase warrant of the Company. In addition, the underwriter exercised its over-allotment option to acquire a further 1,465,100 Common Shares and 987,750 common share purchase warrants for proceeds of $2,758,923 (the “April Prospectus Offering”). Total gross proceeds received from the April Prospectus Offering was $26,123,423.

Each full warrant issued under the April Prospectus Offering, entitled the holder to acquire one Common Share at a price of $2.60 for a period of 24 months following the Closing Date, subject to acceleration. The Company exercised its right to accelerate the expiry date of these warrants on January 5, 2018. A total of 7,766,526 warrants issued under the April Prospectus Offering were exercised for gross proceeds of $20,192,968. The remaining 25,750 warrants were not exercised and expired on February 5, 2018.

In February 2017, the Company completed a prospectus offering of 10,235,000 units of the Company on a bought deal basis pursuant to a supplement to the Company’s base shelf prospectus at a price of $1.35 per unit, for total gross proceeds of $13,817,250 (including the exercise in full of an over-allotment option) (the “February Prospectus Offering”). Each such unit consisted of one Common Share and one-half of one common share purchase warrant of the Company.

Each full warrant issued under the February Prospectus Offering entitled the holder to acquire one Common Share at a price of $2.00 for a period of 24 months following the Closing Date, subject to acceleration. The Company exercised its right to accelerate the expiry date of these warrants on December 20, 2017. A total of 5,240,725 warrants issued under the February Prospectus Offering were exercised for gross proceeds of $10,481,450. The remaining 30,300 warrants were not exercised and expired on January 19, 2018.

In connection with the April Prospectus Offering, the Company also issued to the underwriter a total of 439,053 compensation options and in connection with the February Prospectus Offering the Company issued to the underwriter 307,050 compensation options. Each compensation option entitles the holder to acquire a unit at a price of $1.85 per unit (April Prospectus Offering) or $1.35 per unit (February Prospectus Offering) for a period of 24 months following the closing of the Offering. All the compensation options were exercised in December 2017 for gross proceeds of $1,226,766.

Research and development

As the Company has been planning for expansion, much of its research and development focus has involved increasing plant diversity and product offerings, as well as improving on its cultivation, manufacturing, and standardization processes in anticipation of a significant scale up.

The Company’s collection of genetic materials and established team of experts will continue to play a major role as EHTC continues to build its propriety strains, products and reputation. Through its research program the EHTC team has characterized the cannabinoid and terpene profiles of several of its cannabis strains and has identified a number of strains with exceptionally high CBD levels which allowed EHTC to produce and sell a high concentration CBD oil starting in April 2017.

In June 2017, EHTC established an advisory board (the “Advisory Board”) to provide strategic guidance to the Company on its continuing product and market development, the development of pharmaceutical formulations and observational and clinical studies. The Advisory Board includes researchers and physicians specializing in pain management, addiction research, immunology, natural medicines, and pharmaceutical product development, as well experts in cannabinoids and the endocannabinoid system.

Sales and distribution

Client acquisition and client service is an ongoing focus for EHTC. After the introduction of cannabis oils, the client base began to increase quickly resulting in a corresponding increase in revenue in 2017. EHTC also recognizes that the medical profession plays an important role in the introduction of medical cannabis to clients and continuing education of medical professionals on the product is required. In partnership with other professional organizations, EHTC intends to continue to communicate with medical doctors and other healthcare professionals, and to provide education and services to these professionals.

With legalization of non-medical cannabis in Canada expected in 2018, EHTC’s strategy includes becoming a leading provider of high quality, low cost products for the broader cannabis market. Being one of the limited number of Licensed Producers with scalable systems and processes, management of the Company is of the opinion that EHTC is well positioned to benefit from the legalization of non-medical cannabis.

The addition of Northern Vine in November 2017 provides the Company new revenue streams from the provision of cannabis analytical testing services, import/export activities, and increases the Company’s access to oil extraction production. The cannabis analytical testing market is expected to grow commensurately with the growth of cannabis production for medical, and when legalized, adult-use markets.

Regulatory

On April 13, 2017, the federal government of Canada introduced before parliament Bill C-45 An Act respecting cannabis and to amend the Controlled Drugs and Substances Act, the Criminal Code and Other Acts (the “Cannabis Act”), the draft legislation setting out the federal regulatory framework for legalization of cannabis for non-medical purposes. On March 22, 2018, Bill C-45 passed second reading in the Senate, giving the bill approval in principle. The bill now proceeds to the Standing Senate Committee for closer scrutiny, witness testimony and proposed amendments before returning to the Senate for a final debate and vote expected by June 7, 2018.

Once Bill C-45 is passed by the Senate, it will receive royal assent and become law, however the provinces will need an additional eight to twelve weeks from such date to prepare for retail sales. It is anticipated that legal adult use cannabis sales in Canada will commence August or September 2018.

In addition, many other aspects regarding the distribution, sale and taxation of non-medical cannabis will be subject to provincial and municipal jurisdiction. The Company is currently preparing for the various governing regulations including packaging, product specifications, and distribution requirements and anticipates being regulatory compliant when legal adult use sales commence in Canada.

Until the Cannabis Act is in force, existing laws remain in place and the terms of the Cannabis Act are subject to change.

Omnibus Incentive Plan

In May 2017, the board of directors approved the adoption of an omnibus incentive plan (the “New Plan”), which was approved by shareholders in June 2017. The New Plan replaces the stock option plan that was previously approved by the shareholders (the “Previous Plan”), however any options granted under the Previous Plan will remain outstanding and governed by the terms of the Previous Plan. Under the New Plan, the maximum number of Common Shares issuable upon the exercise or redemption and settlement of all awards granted under the New Plan shall not exceed 10% of the issued and outstanding Common Shares at the time of granting of such award less the number of Common Shares reserved for issuance under all other security-based compensation arrangements of the Company. Under the New Plan, the following types of awards can be issued: stock options, share appreciation rights, restricted share units and other performance awards.

Disclosure of Outstanding Share Data

The Company’s authorized share capital consists of an unlimited number of Common Shares of which 106,787,226 were issued and outstanding as of December 31, 2017 and 121,485,612 were issued and outstanding as of March 29, 2018.

During the year ended December 31, 2017, the Company granted an aggregate of 5,905,000 stock options to directors, employees and consultants. Each option is exercisable into one Common Share for a period of up to five years. The exercise prices at the time of the grants ranged from $1.16 and $4.25 per share. Subsequent to the year end, the Company granted an additional 545,000 stock options, with an average exercise price of $5.75 per share, exercisable for up to five years

There were 9,861,144 stock options and 825,000 restricted share units outstanding as of December 31, 2017. As of March 29, 2018, there were 9,947,591 stock options and 830,000 restricted share units outstanding.

There were 9,707,677 warrants outstanding as of December 31, 2017. As of March 29, 2018, there were 7,411,764 warrants outstanding.

Selected Annual Information

The financial information presented for the years below was derived from financial statements prepared in accordance with IFRS and is expressed in Canadian dollars.

	For the years ended December 31,
	2017 ($)	2016 ($)	2015 ($)
Total revenue	937,654	253,321	31,291
Net loss attributable to the Company	(8,731,832)	(2,940,501)	(3,497,271)
Net loss per share (basic and diluted)	(0.10)	(0.05)	(0.08)
Total assets	73,730,839	4,176,329	771,679

Summary of Quarterly Results

The financial information in the following tables summarize selected financial information for the Company for the last eight quarters which was derived from annual financial statements prepared in accordance with IFRS or interim financial statements prepared in accordance with IFRS applicable to the preparation of interim financial statements, IAS 34, Interim Financial Reporting:

	2017
	December 31 ($)	September 30 ($)	June 30 ($)	March 31 ($)
Revenue	279,362	211,316	245,708	201,268
Expenses	2,742,507	1,661,700	1,602,443	1,205,940
Share-based payments	1,979,553	271,968	369,788	201,186
Interest income	43,024	60,997	57,497	-
Share of loss from joint venture	(44,562)	(278,016)	-	-
Net Loss	(4,027,569)	(1,939,371)	(1,669,026)	(1,205,858)
Net Loss per share (basic and diluted)	(0.04)	(0.02)	(0.02)	(0.02)

	2016
	December 31 ($)	September 30 ($)	June 30 ($)	March 31 ($)
Revenue	124,251	48,933	38,729	41,408
Expenses	867,562	590,896	547,447	507,129
Share-based payments	137,113	467,878	37,618	38,179
Net Loss	(880,424)	(1,009,841)	(546,336)	(503,900)
Net Loss per share (basic and diluted)	(0.01)	(0.02)	(0.01)	(0.01)

Results of Operations

Quarter ended December 31, 2017

The net loss for the quarter ended December 31, 2017 was $4.0 million (loss of $0.04 per share), compared to the net loss of $0.9 million (loss of $0.01 per share) for the same quarter in the prior year. Diluted loss per share is the same as basic loss per share as the outstanding options and warrants have an anti-dilutive effect on the loss per share.

Factors contributing to the net loss for the three-month period ended December 31, 2017 include the following:

Revenue

Revenue for the quarter ended December 31, 2017 was $279,362 compared to $124,251 for the same period in the prior year. The Company’s client base increased during the current year, resulting in an increase in revenue compared to the prior year. For the quarter ended December 31, 2017, revenue was comprised of approximately 50% dried product and 50% oils, compared to substantially 100% dried product in the quarter ended December 31, 2016.

Cost of goods sold

Cost of goods sold currently consists of three main categories: (i) cost of goods sold expensed to inventory (ii) production costs, and (iii) change in the fair value of biological assets.

(i)	Cost of goods sold expensed to inventory is the cost (or net realizable value) attributable to the goods sold. The costs include growing, cultivation and harvesting costs and extraction as well as packaging and labelling. Also included in cost of goods sold is the direct cost incurred in purchasing product from other Licenced Producers. Cost of goods sold expensed to inventory for the quarters ended December 31, 2017 and 2016 was $120,057 and $86,545 respectively. The increases in cost of goods sold in the current year is directly related to the increase in the amount of product sold by the Company.

(ii)	Production costs include all indirect production related costs, including security, compliance, quality control and quality assurance costs, as well as related overhead. In addition, all inventory costs in excess of net realizable value are expensed to production costs. In the quarter ended December 31, 2017, the Company incurred production costs of $310,794 versus $211,345 in the quarter ended December 31, 2016. The increase in the 2017 quarter is due to more products sold.

(iii)	Changes in the fair value of biological assets is part of the Company’s cost of goods sold due to IFRS standards relating to agriculture and biological assets (i.e. living plants or animals). This line item currently represents the change in fair value in biological assets (medical cannabis) during the period. The change in biological assets for the quarter ended December 31, 2017 was a loss of $44,883 compared to a gain of $95,372 in the same quarter in the prior year.

Cost of goods sold increased in the current period compared to the same period in the prior year due to higher sales volumes and an increase in volumes produced in the current year. Total gross margin for the quarters ended December 31, 2017 and 2016 was negative $196,372 and negative $78,267 respectively. As the production volumes in 2017 have increased, the Company has been able to improve the gross margin. However, as the production volumes to date have been small due to limitations on space available and with high fixed costs required to meet the regulatory requirements, the costs of goods sold have been greater than revenue. Once the Company is able to produce larger volumes of product, the gross margins are expected to become positive.

Other expenses

General and Administrative – During the quarter ended December 31, 2017, the Company incurred general and administration expenses of $1.9 million versus $0.5 million for the quarter ended December 31, 2016. The current quarter included expenses related to a significant increase in activities including corporate branding, business development, media, and project management. Additional staff have been hired and office space has been expanded. In the quarter ended December 31, 2017, general and administrative costs included; salaries and benefits of $297,748 (2016 - $104,297), consulting and professional services fees of $851,469 (2016 - $72,554), corporate branding and media $481,161 (2016 - $883), office and insurance of $163,565 (2016 - $47,991) and travel and accommodation of $135,297 (2016 - $12,255). Included in consulting and professional service fees, for the quarter ended December 31, 2017, are $600,000 in management fees to Sciences as per the agreement effective August 2017, see discussion of the management agreement with Sciences under “Transactions with Related Parties.”

Sales and marketing – In the quarter ended December 31, 2017, the Company incurred sales and marketing expenses of $146,383 versus $77,720 in the comparable 2016 prior period. The current year increase reflects the increase in sales and marketing activity related to an expanded client base and sales volumes.

Research and development – In the quarter ended December 31, 2017, the Company incurred research and development expenses of $40,226 versus $57,295 in the comparable 2016 prior period. Research and development projects in the current quarter include development and testing of processes to manufacture a variety of cannabis oils and capsules and planning for upcoming clinical trials. The prior year included development and testing of cannabis oils as well as testing a variety of growing and production methodologies and continuation of the National Research Council’s Industrial Research Assistance Program (IRAP) project to characterize medical cannabis strains.

Share-based compensation – In the quarter ended December 31, 2017, the Company incurred share-based compensation expenses of $1,979,553 versus $137,112 in the comparable 2016 prior period. The amounts are compensation expenses related to employee, director and consultant incentive stock options which are measured at fair value at the date of grant and expensed over the options’ vesting period. During the current quarter, the Company granted 3,675,000 stock options and 625,000 restricted share units to employees and consultants. The increase in the share-based compensation expense is due to a large volume of options that were issued in the quarter ended December 31, 2017 of which 25% vested immediately and therefore were recognized immediately as share-based compensation expense.

Share of loss from joint venture – In the quarter ended December 31, 2017, the Company recognized $44,562 as its 50% share of the loss from the Pure Sunfarms joint venture, which commenced operations during the quarter ended September 30, 2017. Pure Sunfarms is expected to begin producing cannabis available for sale in 2018.

Year ended December 31, 2017

For the year ended December 31, 2017 the net loss was $8.8 million (loss of $0.10 per share), compared to a net loss of $2.9 million (loss of $0.05 per share) for the same period in the prior year. Diluted loss per share is the same as basic loss per share as the outstanding options and warrants have an anti-dilutive effect on the loss per share.

Factors contributing to the net loss for the year ended December 31, 2017 include the following: Revenue

Revenue for the year ended December 31, 2017 was $937,654 compared to $253,321 in the prior year as the Company’s client based increased during the current year. In addition, oil product sales, which command higher selling prices, increased at a faster rate than dried cannabis sales.

Cost of goods sold

Cost of goods sold increased in the current year compared to the prior year due to higher sales volumes and an increase in volumes produced in the current year. Total gross margin for the year ended December 31, 2017 and 2016 was negative $285,517 and negative $349,946 respectively. The improvement in gross margin is due to larger production and sales volumes.

Other expenses

General and Administrative – During the year ended December 31, 2017, the Company incurred general and administration expenses of $5.1 million versus $1.2 million for the same period ended December 31, 2016. The increase in these expenses related to a significant increase in activities including corporate branding, business development, media, annual general meeting and project management. Additional staff have been hired and office space has been expanded. For the year ended December 31, 2017, general and administrative costs included: salaries and benefits of $854,430 (2016 - $504,422), professional, director and consulting fees of $2,301,067 (2016 - $418,093), corporate branding and media $1,026,299 (2016 - $5,511), office and insurance of $522,485 (2016 - $196,320) and travel and accommodation of $366,166 (2016 - $56,751). Included in the professional, director and consulting fees, is $1,000,000 in management fees paid to Sciences as per the agreement effective August 2017, see discussion of the management agreement with Sciences under “Transactions with Related Parties.”

Sales and marketing – For the year ended December 31, 2017, the Company incurred sales and marketing expenses of $428,541 versus $271,118 in the comparable 2016 prior period. The current year increase reflects the increase in sales and marketing activity related to an expanded client base and sales volumes.

Research and development – For the year ended December 31, 2017, the Company incurred research and development expenses of $207,500 versus $301,526 in the comparable 2016 prior period. Research and development projects in the current year include development and testing of processes to manufacture a variety of cannabis oils and capsules and planning for upcoming clinical trials.

Share-based compensation – Share-based compensation expense for the year ended December 31, 2017 was $2,822,495 compared to $680,788 in the comparable 2016 prior period. The amounts are compensation expenses related to employee, director and consultant incentive stock options which are measured at fair value at the date of grant and expensed over the options’ vesting period. During the current year, the Company granted 5,905,000 stock options and 825,000 restricted share units to employees and consultants. The increase in the share-based compensation expense reflects the increase in the number of stock options granted in late 2017 that vested during the current period.

Share of loss from joint venture – The Company recognized $322,578 as its 50% share of the loss from the Pure Sunfarms joint venture, which commenced operations during the quarter ended September 30, 2017. Pure Sunfarms is expected to begin producing cannabis available for sale in 2018. The costs incurred in 2017 consist of non-capitalized pre-production costs.

Additional Disclosure for Venture Issuers Without Significant Revenue

As the Company did not have significant revenue from operations in either of its last two financial years, the following is a breakdown of the material costs incurred:

	For the three months ended December 31, 2017 ($)	For the three months ended December 31, 2016 ($)	For the year ended December 31, 2017 ($)	For the year ended December 31, 2016 ($)
Expensed research and development costs	40,226	57,295	207,500	301,526
General and administrative expenses	1,929,240	496,332	5,070,447	1,220,775
Purchase of plant and equipment	1,096,154	46,788	2,257,022	183,225

Liquidity and Capital Resources

The Company continually monitors and manages its cash flow to assess the liquidity necessary to fund operations. As at December 31, 2017, the Company had positive working capital of $40.5 million. Subsequent to the year end, the Company raised additional gross proceeds of $54.9 million from private placement offerings and warrant exercises.

While the Company has incurred losses to date, management anticipates profitability of the business, though there can be no assurance that the Company will gain adequate market acceptance for its products or be able to generate sufficient gross margins to reach profitability.

The Company has committed to various projects which may require significant cash injections over the next 24 months, including the expansion of service and production facilities of Northern Vine, the Pure Sunfarms retro-fit of Delta 3, and potential retro-fits of Delta 2 and Delta 1; and EHTC’s new production facility in Metro Vancouver. During the year ended December 31, 2017, the Company committed to payments of $3,580,000 in the year 2018 for the supply of material and labour to build greenhouses at the Metro Vancouver site.

In addition, the Company has entered into operating lease commitments for land and office space through 2047. The future minimum lease payments for the next five years and thereafter are as follows:

	Due by year ending
	2018	2019	2020	2021	2022	Thereafter
Production facilities	$154,575	$120,739	$41,988	$31,113	$2,593	$-
Office space	$71,820	$95,760	$39,900	$-	$-	$-
Temporary housing	$29,970	$2,700	$-	$-	$-	$-
Land	$320,000	$320,000	$320,000	$320,000	$320,000	$7,760,000
Total	$576,365	$539,199	$401,888	$351,113	$322,593	$7,760,000

Operating, Investing and Financing Activities

The chart below highlights the Company’s cash flows for the year ended December 31, 2017:

	For the year ended December 31, 2017 ($)	For the year ended December 31, 2016 ($)
Net cash provided by (used in):
Operating activities	(7,815,986)	(2,047,658)
Investing activities	(18,932,984)	(243,997)
Financing activities	68,054,910	5,427,024
Increase in cash	41,305,940	3,135,369

Cash used in operating activities for the year ended December 31, 2017 was $7.8 million, compared to cash used of $2.0 million in the prior year. The current year amount reflects the increase in general and administrative expenditures, and cash outflows from payments of current liabilities and increase in current assets from the prior year ended December 31, 2016 and acquired balances during the year.

Cash used in investing activities for the year ended December 31, 2017 was $18.9 million, compared to cash used of $243,997 in the prior year. In the current year, $16.2 million was used to invest in the Pure Sunfarms joint venture transaction; $2.3 million was used in construction of the new production facility at the Metro Vancouver site; and $250,000 was used to purchase a long-term investment.

Cash provided by financing activities for the year ended December 31, 2017 was $68.1 million, compared to cash provided of $5.4 million in the prior year. Cash generated in the current year included $37.8 million from net proceeds received on the prospectus offerings completed in February and April 2017, $27.9 million received from warrant exercises, $1.1 million from stock option exercises and $1.2 million from compensation option exercises.

Financial Risk Management

The Company’s board of directors has overall responsibility for the establishment and oversight of the Company’s risk management policies on an annual basis. Management identifies and evaluates the Company’s financial risks and is charged with the responsibility of establishing controls and procedures to ensure financial risks are mitigated in accordance with the approved policies.

Measurement uncertainty and impairment assessments

As of December 31, 2017, management of the Company has determined that no impairment indicators of its assets were present and no additional impairment write-downs in excess of those that had been previously recorded were required. Management continues to review each of its assets for indications of impairment.

Transactions with Related Parties

The Company has transactions with a control person of the Company, a company controlled by the Company’s Executive Chairman, a company whose CEO is also a director of the Company, and with its joint venture.

The Company entered into a management agreement with Sciences, a control person of the Company, in May 2015, which has subsequently been amended, most recently in January, 2018. Currently, for consideration of $350,000 per month, Sciences provides services and support in the following areas: corporate administration and strategy development, facility management and construction, corporate finance and advisory, including providing access to capital, business development, human resources, scientific and technical advice, and intellectual property development. With access to these services, the Company has been able to identify potential opportunities, select endeavours to pursue, successfully negotiate and develop key strategic partnerships. During 2017 and the first quarter of 2018, access to services provided by Sciences was instrumental in the success of the February 2018, January 2018, April 2017, and February 2017 financings, the Pure Sunfarms joint venture with Village Farms, and the acquisition of Northern Vine.

As of December 31, 2017, Sciences held an aggregate of 45,156,555 Common Shares, representing approximately 42% of the issued and outstanding Common Shares and it held 8,489,451 common share purchase warrants of the Company. As of March 29, 2018, Sciences held an aggregate of 45,234,242 Common Shares, representing approximately 37% of the issued and outstanding Common Shares and it held 4,411,764 common share purchase warrants of the Company.

During the year ended December 31, 2017, the Company entered into a 30-year lease with a company (the “Landlord”) that is controlled by Dr. Avtar Dhillon, the Executive Chairman of the Company with respect to land in Metro Vancouver, British Columbia on which the Company is constructing its new production facility. The lease amount of $320,000 per annum was determined by an independent valuation. The Landlord also charged the Company $238,603 during the year ended December 31, 2017 (2016 - $Nil) for services related to construction of the Company’s new facility.

On November 27, 2017 for investment purposes, the Company purchased 1,666,667 units of VANC Pharmaceuticals Inc. (“VANC”). The CEO of VANC is also a director of the Company. Each unit provided the Company with one common share of VANC and one common share purchase warrant of VANC. As at December 31, and at March 29, 2018, the Company holds 1,666,667 common shares of VANC representing 5.9% of the issued and outstanding common shares of VANC. Upon exercise of the common share purchase warrants of VANC, the Company will hold 3,333,334 common shares of VANC, representing 11.7% of the issued and outstanding common shares of VANC, assuming no share issuances to other parties.

The Company also has related party transactions with Pure Sunfarms. As at December 31, 2017, Pure Sunfarms owes the Company $324,674 (December 31, 2016 - $Nil) for expenditures made on behalf of the joint venture. These expenditures were made to facilitate the administration the retro-fit of the Delta 3 property and Health Canada licence application. It is expected that once Pure Sunfarms is fully operational this type of transaction will cease. It is anticipated that future related party transactions with Pure Sunfarms will comprise of the sales of cannabis plants to Pure Sunfarms and the purchase of cannabis from Pure Sunfarms.

Proposed Transactions

There are no material decisions by the Company’s board of directors with respect to any imminent or proposed transactions that have not been disclosed.

Critical Accounting Policies and Estimates

Included in Note 3 of the Company’s audited consolidated financial statements for the years ended December 31, 2017 and 2016 are the accounting policies and estimates that are critical to the understanding of the business operations and results of operations.

Changes in Accounting Standards not yet Effective

Refer to Note 4 of the Company’s audited consolidated financial statements for the years ended December 31, 2017 and 2016 for additional information on several new standards, amendments to standards and interpretations, which are not effective yet, and have not been applied in preparing these consolidated financial statements but may affect the Company when applied in the future.

Off-Balance Sheet Arrangements

The Company has not entered into any material off-balance sheet arrangements such as guarantee contracts, contingent interests in assets transferred to unconsolidated entities, derivative financial obligations, or with respect to any obligations under a variable interest equity arrangement.

Risks and Uncertainties

Investment in the Common Shares must be regarded as highly speculative due to the proposed nature of the Company’s business and its present stage of development. The following is a non-exhaustive list of certain risk factors associated with the Company:

Reliance on Licences

EHTC’s ability to grow, store and sell medical cannabis in Canada is dependent on the Current Licence. Failure to comply with the requirements of the Current Licence, or any failure to maintain the Current Licence would have a material adverse impact on the business, financial condition and financial performance of EHTC and the Company. The Company believes it will meet the requirements of the ACMPR for further extensions or renewals of the Current Licence, the PSF Licence and the NV Licence. However, should Health Canada not extend or renew one or more of these licences, or should it renew one or more of these licences on different terms, the business, financial condition and results of the operation of the Company would be materially adversely affected.

Expansion Risks

There is no guarantee that the Company’s intentions to acquire and/or construct additional cannabis production and manufacturing facilities and to expand the Company’s marketing and sales initiatives will be successful. Any such activities will require, among other things, various regulatory approvals, licences and permits (such as additional site licences from Health Canada under the ACMPR, as applicable) and there is no guarantee that all required approvals, licences and permits will be obtained in a timely fashion or at all. There is also no guarantee that the Company will be able to complete any of the foregoing activities as anticipated or at all. The failure of the Company to successfully execute its expansion strategy (including receiving required regulatory approvals and permits) could adversely affect the Company’s business, financial condition and financial performance and may result in the Company failing to meet anticipated or future demand for its cannabis-based pharmaceutical products, when and if it arises.

Change in Laws, Regulations and Guidelines

EHTC’s operations are subject to a variety of laws, regulations and guidelines relating to the manufacture, management, transportation, storage and disposal of cannabis but also including laws and regulations relating to health and safety, privacy, the conduct of operations and the protection of the environment. While to the knowledge of the Company’s management, EHTC is currently in material compliance with all such laws, changes to such laws, regulations and guidelines due to matters beyond the control of EHTC may cause adverse effects to EHTC operations and the financial condition of EHTC and the Company.

The Government of Canada has provided guidance that, subject to Parliamentary approval and Royal Assent, it intends to provide regulated and restricted access to cannabis pursuant to the Cannabis Act in 2018. The Cannabis Act has passed third reading in the House of Commons. However there remains no assurance that the legalization of non-medical cannabis by the Government of Canada will occur as anticipated or at all.

Health Canada’s proposed approach to the regulation of cannabis includes proposals relating to cannabis for medical purposes and health products containing cannabis. Such proposals, if implemented, could result in changes to the current regulatory regime under the ACMPR, which may impact the operations of Licensed Producers or affect the Canadian medical cannabis industry generally. Any such regulatory changes could adversely affect the Company’s business, financial condition and financial performance.

In addition, if the Cannabis Act comes into effect, there is no guarantee that provincial legislation regulating the distribution and sale of cannabis for non-medical purposes will be enacted according to the terms announced by such provinces, or at all, or that any such legislation, if enacted, will create the opportunities for growth anticipated by the Company or other commentators. For example, the Provinces of Ontario (Canada’s most populous province), Québec and New Brunswick have announced sales and distribution models that would create government-controlled monopolies over the legal retail and distribution of cannabis for non-medical purposes in such provinces, which could limit the Company’s opportunities for the sale of cannabis in those provinces.

The Cannabis Act is currently under consideration by the federal government of Canada and no drafts of the necessary federal regulations or provincial legislation have been circulated publicly. There is no guarantee that changes to the existing regime would be favourable to current Licensed Producers and may include provisions that have a materially adverse impact on EHTC including, but not limited to:

(i)	restrictions on EHTC’s ability to run its business as it currently operates or the imposition of new restrictions on Licensed Producers, including restrictions on the products that may be produced or made available by Licensed Producers, restrictions on strains (including restrictions on potency) and types of products (oil, resin, concentrates, edible products containing cannabis extracts), and additional restrictions on advertising of the EHTC’s products;

(ii)	changes to the legislation with the effect of reducing barriers to entry for new entrants to the industry, some of whom may have more financial resources and marketing expertise than EHTC and the Company;

(iii)	changes to the current distribution channels, including the introduction of retail distribution or other new types of licensed distributors, or the imposition of a government monopoly on distribution which would impact EHTC’s ability to sell its products;

(iv)	changes to limit the types of customers EHTC can sell to (for example, age restrictions), changes in the manner in which customers are licensed to purchase EHTC’s products, or which limit the amount of product that purchasers may buy, any of which may reduce the number of EHTC’s possible customers or the average amount of purchased product;

(v)	the implementation of additional taxes on EHTC’s products, which may reduce the demand of EHTC’s products and reduce the quantity of products sold by EHTC; and

(vi)	changes to the legislation to impose new requirements on Licensed Producers, including changes to the labeling requirements for EHTC’s products or the manner in which the products are required to be tested or approved for sale, which could increase the cost of producing EHTC’s products and could reduce EHTC’s earnings and margins.

While the impact of any of such changes are uncertain and are highly dependent on which specific laws, regulations or guidelines are changed, it is not expected that any such changes would have an effect on EHTC’s operations that are materially different than the effect on similar-sized companies in the same business as EHTC and the Company.

Supply Risks

EHTC is limited in its ability to grow, store and sell cannabis under the terms of the Current Licence and as a result of its reliance on a single growing facility. As a result, EHTC purchases additional dried cannabis from other Licensed Producers to supplement its own production. If EHTC is unable to acquire additional cannabis sufficient to meet demand on terms and conditions favourable to EHTC, it could have a material adverse effect on the business, results of operations and financial condition of EHTC and the Company.

Reliance on a Single Facility

Although the Company is in the process of constructing additional growing facilities, to date, the Company’s production has come solely from its initial facility in British Columbia and EHTC does not expect to achieve production at any other facility in the near term. Adverse changes or developments affecting EHTC’s current facility could have a material and adverse effect on the Company’s business, financial condition and prospects.

EHTC’s facility requires regular maintenance on both the heating and cooling systems and regular power component maintenance on the generator and delivery systems. Any failure of the heating and cooling systems or electrical delivery systems could have a material and adverse effect on EHTC’s and the Company's business, financial condition and financial prospects.

EHTC is currently constructing a second production facility in Metro Vancouver, British Columbia which will require licencing by Health Canada and significant investment of capital. Neither the Health Canada licencing nor the investment of capital are assured.

Regulatory Risks

The activities of EHTC are subject to regulation by governmental authorities, particularly Health Canada. Achievement of the Company’s business objectives are contingent, in part, upon compliance with regulatory requirements enacted by these governmental authorities and obtaining all regulatory approvals, where necessary, for the sale of its products. The Company will also require Health Canada and other regulatory approval in order to proceed with construction of its proposed new growing facilities as part its expansion plans and will be required to apply for and obtain an additional licence under the ACMPR before it begins growing medical cannabis at such facilities. EHTC and the Company cannot predict the time required to secure all appropriate regulatory approvals for its proposed facilities or products, or the extent of testing and documentation that may be required by Health Canada or other governmental authorities. Any delays in obtaining, or failure to obtain regulatory approvals would significantly delay the development of facilities, markets and/or products and could have a material adverse effect on the business, financial performance and financial condition of EHTC and the Company.

Limited Operating History

EHTC was incorporated in 2013 and has yet to generate significant revenue. EHTC and the Company are therefore subject to many of the risks common to early-stage enterprises, including under-capitalization, cash shortages, limitations with respect to personnel, financial, and other resources and lack of revenues. There is no assurance that the Company will be successful in achieving a return on shareholders' investment and the likelihood of success must be considered in light of the early stage of operations.

Joint Venture

The Company owns a 50% equity interest in Pure Sunfarms, which is accounted for as a joint venture. Although the Company has certain rights pursuant to the shareholders’ agreement governing Pure Sunfarms, the Company does not directly control the management of Pure Sunfarms and it is intended that Pure Sunfarms will have its own management. Success of Pure Sunfarms will depend, in part, on the expertise of such management. The business of Pure Sunfarms is itself subject to the operational and business risks inherent in the large-scale production of cannabis and to that extent, the business of Pure Sunfarms will be subject to many of the same business risks applicable to the Company and which are set out elsewhere in this MD&A. In particular, the production and sale of cannabis at Pure Sunfarms’ facilities in Delta, British Columbia is subject to obtaining all necessary permits and licenses, including a production license under the ACMPR. There can be no assurance that the Company and Pure Sunfarms will be successful in obtaining all such permits and licenses. In the event that all such licenses and permits are not obtained then Pure Sunfarms will not be permitted to produce or sell cannabis which would have a material adverse effect on the Company’s business, financial performance and financial performance.

Pure Sunfarms may require additional capital subsequent to the initial $20 million cash contributed by the Company pursuant to the shareholders’ agreement governing the joint venture. To the extent Pure Sunfarms is unable to internally fund its operating requirements or expansion plans it may make additional capital calls on its shareholders. Failure by the Company to meet such a capital call would not constitute a default under the shareholders’ agreement but in the event that its joint venture partner, Village Farms, elects to make its capital contributions the Company’s interest in Pure Sunfarms may, in certain circumstances, be diluted. If the Company elects to fund a capital call but Village Farms fails to do so, then the Company may need to advance additional capital in order to meet Pure Sunfarms’ needs. There can be no assurance that the Company or Village Farms will have the necessary capital resources to meet a capital call when and if made by Pure Sunfarms. In the event that Pure Sunfarms cannot raise the necessary funds from its shareholders it may need to raise additional funds through debt or equity financings that may be dilutive to the Company’s interest in Pure Sunfarms. If Pure Sunfarms cannot obtain adequate capital to the extent required on favorable terms or at all, it may be required to scale back or halt entirely its operating or expansion plans and its business, financial condition and results of operations could be adversely affected. Disputes may arise between the Company and its joint venture partner, Village Farms, that may adversely affect the success of Pure Sunfarms and which would have a material adverse effect on the Company’s business, financial performance and financial performance. Failure by the Company to otherwise comply with its obligations under the shareholders’ agreement may result in the Company being in default under the shareholders’ agreement and could result in the Company losing some or all of its interest in Pure Sunfarms.

Reliance on Management

The success of EHTC and the Company is primarily dependent upon the ability, expertise, judgment, discretion and good faith of its senior management. While employment agreements are customarily used as a primary method of retaining the services of key employees, these agreements cannot assure the continued services of such employees indefinitely. Any loss of the services of any such individuals could have a material adverse effect on the Company’s business, financial performance or financial condition. In addition, the Company has entered into a services agreement with Sciences pursuant to which Sciences provides certain management services to the Company and if such agreement were terminated, it may have a material adverse impact on the Company’s business, financial performance or financial condition.

Shelf Life of Inventory

EHTC holds finished goods in inventory and its inventory has a shelf life. Finished goods in EHTC’s inventory include dried cannabis and cannabis oil products. EHTC follows Health Canada’s testing requirements for product release and re-tests its inventory for information purposes. Based on such testing results and management’s experience, EHTC believes that there is no significant change in product composition during a twelve-month storage under its current vault conditions. EHTC’s typical turnover rate for inventory varies between two weeks and six months from final production, however this turnover rate may change, and its inventory may reach its expiration and may not be sold. Even though management of EHTC on a regular basis reviews the amount of inventory on hand, reviews the remaining shelf life and estimates the time required to manufacture and sell such inventory, write-down of inventory may still be required. Any such write-down of inventory could have a material adverse effect on EHTC’s and the Company’s business, financial performance or financial condition.

Information Systems Security Threats

The Company has entered into agreements with third parties for hardware, software, telecommunications and other information technology (“IT”) services in connection with its operations. The Company’s operations depend, in part, on how well it and its suppliers protect networks, equipment, IT systems and software against damage from a number of threats, including, but not limited to, cable cuts, damage to physical plants, natural disasters, terrorism, fire, power loss, hacking, computer viruses, vandalism and theft. The Company’s operations also depend on the timely maintenance, upgrade and replacement of networks, equipment, IT systems and software, as well as pre-emptive expenses to mitigate the risks of failures. Any of these and other events could result in information system failures, delays and/or increase in capital expenses. The failure of information systems or a component of information systems could, depending on the nature of any such failure, adversely impact the Company’s reputation and financial performance.

The Company has not experienced any material losses to date relating to cyber-attacks or other information security breaches, but there can be no assurance that the Company will not incur such losses in the future. The Company’s risk and exposure to these matters cannot be fully mitigated because of, among other things, the evolving nature of these threats. As a result, cyber security and the continued development and enhancement of controls, processes and practices designed to protect systems, computers, software, data and networks from attack, damage or unauthorized access is a priority. As cyber threats continue to evolve, the Company may be required to expend additional resources to continue to modify or enhance protective measures or to investigate and remediate any security vulnerabilities.

Damage to the Company’s Reputation

Damage to the Company’s reputation could be the result of the actual or perceived occurrence of any number of events, and could include any negative publicity, whether true or not. The increased usage of social media and other web-based tools used to generate, publish and discuss user-generated content and to connect with other users has made it increasingly easier for individuals and groups to communicate and share opinions and views in regard to the Company and its activities, whether true or not. Although the Company believes that it operates in a manner that is respectful to all stakeholders and that it takes care in protecting its image and reputation, the Company does not ultimately have direct control over how it is perceived by others. Reputational loss may result in decreased investor confidence, increased challenges in developing and maintaining community relations and an impediment to the Company’s overall ability to advance its projects, thereby having a material adverse impact on financial performance, financial condition, cash flows and growth prospects.

Third Party Reputational Risk

The parties with which the Company does business may perceive that they are exposed to reputational risk as a result of the Company’s cannabis business activities. This may impact the Company’s ability to retain current partners, such as its banking relationship, or source future partners as required for growth or future expansion in Canada or the United States. Failure to establish or maintain such business relationships could have a material adverse effect on EHTC and the Company.

Factors which may Prevent Realization of Growth Targets

EHTC is currently in the early development stage and its growth strategy contemplates outfitting its production facility with additional production resources and constructing new growing facilities. There is a risk that such construction and expansion will not be achieved on time, on budget, or at all, as they can be adversely affected by a variety of factors, including some that are discussed elsewhere in these risk factors and the following:

(i)	delays in obtaining, or conditions imposed by, regulatory approvals and licences including approvals from Health Canada;

(ii)	plant design errors;

(iii)	environmental pollution;

(iv)	non-performance by third party contractors;

(v)	increases in materials or labour costs;

(vi)	production falling below expected levels of output or efficiency;

(vii)	breakdown, aging or failure of equipment or processes;

(viii)	contractor or operator errors;

(ix)	labour disputes, disruptions or declines in productivity;

(x)	inability to attract sufficient numbers of qualified workers;

(xi)	disruption in the supply of energy and utilities; and

(xii)	major incidents and/or catastrophic events such as fires, explosions, earthquakes or storms.

As a result, there is a risk that EHTC may not have product or sufficient product available for shipment to meet future demand when it arises. Failure to satisfy such future demand may have a material adverse effect on EHTC’s revenue and financial performance and may result in the loss of future customers and market share.

Financial Losses

The Company has incurred losses in recent periods. The Company may not be able to achieve or maintain profitability and may continue to incur significant losses in the future. In addition, the Company expects to continue to increase operating expenses as it implements initiatives to continue to grow its business. If the Company’s revenues do not increase to offset these expected increases in costs and operating expenses, the Company will not be profitable.

Additional Financing

The building and operation of EHTC’s facilities and business are capital intensive. In order to execute its anticipated growth strategy, the Company will require additional equity and/or debt financing to support on-going operations, to undertake capital expenditures or to undertake acquisitions or other business combination transactions. There can be no assurance that additional financing will be available to the Company when needed or on terms which are acceptable. The Company’s inability to raise financing to support on-going operations or to fund capital expenditures or acquisitions could limit the Company’s growth and may have a material adverse effect upon future profitability. The Company may require additional financing to fund its operations to the point where it is generating positive cash flows.

If additional funds are raised through further issuances of equity or convertible debt securities, existing shareholders could suffer significant dilution. The Company may, subject to securities regulatory requirements and limitations, offer Common Shares, preferred shares, warrants, subscription receipts and units, or any combination thereof, from time to time in one or more offerings, when, and if, market conditions are favorable to the Company. The specific terms of such future offerings, if any, would be subject to the approval of the board of directors of the Company.

Any debt financing secured in the future could involve restrictive covenants relating to capital raising activities and other financial and operational matters, which may make it more difficult for the Company to obtain additional capital and to pursue business opportunities, including potential acquisitions.

In addition, the Company has in the past received a substantial amount of its debt financing from its majority shareholder, Sciences, pursuant to the terms of a loan agreement, as amended (the “Loan Agreement”) entered into between the Company and Sciences. There is no guarantee that Sciences will continue to provide funds when needed by the Company or that the terms of the Loan Agreement will remain the same or acceptable to the Company.

Competition

The Company expects to face intense competition from other companies, some of which can be expected to have longer operating histories and greater financial resources and manufacturing and marketing experience than the Company. Increased competition by larger and better financed competitors could materially and adversely affect the business, financial performance or financial condition of the Company.

Because of the early stage of the industry in which EHTC operates, the Company expects to face additional competition from new entrants. If the number of users of legal cannabis in Canada increases, the demand for products is expected to increase and the Company expects that competition will become more intense, as current and future competitors begin to offer an increasing number of diversified products. To remain competitive, the Company will require a continued high level of investment in research and development, marketing, sales and client support. The Company may not have sufficient resources to maintain research and development, marketing, sales and client support efforts on a competitive basis which could materially and adversely affect the business, financial performance or financial condition of the Company.

Risks Inherent in an Agricultural Business

EHTC’s business involves the growing of cannabis, an agricultural product. As such, the business is subject to the risks inherent in the agricultural business, such as insects, plant diseases and similar agricultural risks. Although EHTC grows its products indoors under climate-controlled conditions and carefully monitors the growing conditions with trained personnel, there can be no assurance that natural elements will not have a material adverse effect on the production of its products.

Vulnerability to Rising Energy Costs

EHTC’s cannabis growing operations consume considerable energy, making EHTC and the Company vulnerable to rising energy costs. Rising or volatile energy costs may adversely impact the business of the Company and its ability to operate profitably.

Transportation Disruptions

Due to the perishable and premium nature of EHTC’s products, EHTC will depend on fast and efficient delivery services by courier to distribute its product. Any prolonged disruption of this courier service could have an adverse effect on the financial performance or financial condition of the Company. Rising costs associated with the courier services used by EHTC to ship its products may also adversely impact the business of EHTC its ability to operate profitably.

Unfavourable Publicity or Consumer Perception

The Company believes the medical cannabis industry is highly dependent upon consumer perception regarding the safety, efficacy and quality of the medical cannabis produced. Consumer perception of EHTC’s products can be significantly influenced by scientific research or findings, regulatory investigations, litigation, media attention and other publicity regarding the consumption of cannabis products. There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention or other research findings or publicity will be favourable to the medical cannabis market or any particular product, or consistent with earlier publicity. Future research reports, findings, regulatory proceedings, litigation, media attention or other publicity that are perceived as less favourable than, or that question, earlier research reports, findings or publicity could have a material adverse effect on the demand for EHTC’s products and the business, financial performance, financial condition and cash flows of EHTC and the Company. EHTC’s dependence upon consumer perceptions means that adverse scientific research reports, findings, regulatory proceedings, litigation, media attention or other publicity, whether or not accurate or with merit, could have a material adverse effect on EHTC and the Company, the demand for EHTC’s products, and the business, financial performance, financial condition and cash flows of EHTC and the Company. Further, adverse publicity reports or other media attention regarding the safety, efficacy and quality of cannabis in general, or EHTC’s products specifically, or associating the consumption of cannabis with illness or other negative effects or events, could have such a material adverse effect. Such adverse publicity reports or other media attention could arise even if the adverse effects associated with such products resulted from consumers' failure to consume such products appropriately or as directed.

Product Liability

As a manufacturer and distributor of products designed to be ingested by humans, EHTC faces an inherent risk of exposure to product liability claims, regulatory action and litigation if any of its products are alleged to have caused significant loss or injury. In addition, the manufacture and sale of EHTC’s products involve the risk of injury to consumers due to tampering by unauthorized third parties or product contamination. Previously unknown adverse reactions resulting from human consumption of EHTC’s products alone or in combination with other medications or substances could occur. EHTC and the Company may be subject to various product liability claims, including, among others, that EHTC’s products caused injury or illness, include inadequate instructions for use or include inadequate warnings concerning possible side effects or interactions with other substances. A product liability claim or regulatory action against EHTC could result in increased costs, could adversely affect EHTC’s reputation with its clients and consumers generally, and could have a material adverse effect on the financial performance and the financial condition of EHTC and the Company. There can be no assurances that EHTC will be able to obtain or maintain product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive and may not be available in the future on acceptable terms, or at all. The inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could result in the Company incurring significant losses in the event of a successful claim and could prevent or inhibit the commercialization of EHTC’s potential products.

Product Recalls

Manufacturers and distributors of products are sometimes subject to orders for the recall or return of their products for a variety of reasons, including product defects, such as contamination, unintended harmful side effects or interactions with other substances, packaging safety and inadequate or inaccurate labeling disclosure. If any of EHTC’s products are recalled due to an alleged product defect or for any other reason, EHTC could be required to incur the unexpected expense of the recall and any legal proceedings that might arise in connection with the recall. EHTC may lose a significant amount of sales and may not be able to replace those sales at an acceptable margin or at all. In addition, a product recall may require significant management attention. Although EHTC has detailed procedures in place for testing finished products, there can be no assurance that any quality, potency or contamination problems will be detected in time to avoid unforeseen product recalls, regulatory action or lawsuits. A recall for any of the foregoing reasons could lead to decreased demand for EHTC’s products and could have a material adverse effect on financial performance and financial condition of EHTC and the Company. Additionally, product recalls may lead to increased scrutiny of EHTC’s operations by Health Canada or other regulatory agencies, requiring further management attention and potential legal fees and other expenses.

Reliance on Key Inputs

EHTC’s business is dependent on a number of key inputs and their related costs including raw materials and supplies related to its growing operations, as well as electricity, water and other local utilities. Any significant interruption or negative change in the availability or economics of the supply chain for key inputs could materially impact the business, financial performance or financial condition of the Company. Some of these inputs may only be available from a single supplier or a limited group of suppliers. If a sole source supplier was to go out of business, EHTC might be unable to find a replacement for such source in a timely manner or at all. If a sole source supplier were to be acquired by a competitor, that competitor may elect not to sell to EHTC in the future. Any inability to secure required supplies and services or to do so on appropriate terms could have a materially adverse impact on the business, financial performance or financial condition of the Company.

Dependence on Suppliers and Skilled Labour

The ability of EHTC and the Company to compete and grow will be dependent on it having access, at a reasonable cost and in a timely manner, to skilled labour, equipment, parts and components. No assurances can be given that EHTC will be successful in maintaining its required supply of skilled labour, equipment, parts and components. It is also possible that the final costs of the major equipment contemplated by EHTC’s capital expenditure program may be significantly greater than anticipated by the Company’s management and may be greater than funds available to the Company, in which circumstance EHTC may curtail, or extend the time frames for completing its capital expenditure plans. This could have an adverse effect on the financial results of the Company.

Difficulty to Forecast

The Company must rely largely on its own market research to forecast sales as detailed forecasts are not generally obtainable from other sources at this early stage of the legal cannabis industry in Canada. A failure in the demand for its products to materialize as a result of competition, technological change or other factors could have a material adverse effect on the business, financial performance or financial condition of the Company.

Operating Risk and Insurance Coverage

The Company has insurance to protect its assets, operations and employees. While the Company believes its insurance coverage addresses all material risks to which it is exposed and is adequate and customary in its current state of operations, such insurance is subject to coverage limits and exclusions and may not be available for all of the risks and hazards to which the Company is exposed. In addition, no assurance can be given that such insurance will be adequate to cover the Company’s liabilities or will be generally available in the future or, if available, that premiums will be commercially justifiable. If the Company were to incur substantial liability and such damages were not covered by insurance or were in excess of policy limits, or if the Company were to incur such liability at a time when it is not able to obtain liability insurance, the business, financial performance and financial condition of the Company could be materially adversely affected.

TSXV Restrictions on Business

The Company has delivered an undertaking to the TSXV confirming that, while listed on the TSXV, the Company will only conduct the business of the direct and indirect production, sale, extraction and distribution of medicinal cannabis and its extracts and derivatives in Canada pursuant to one or more licenses issued by Health Canada in accordance with applicable Canadian law, unless prior approval is obtained from the TSXV. This undertaking could have an adverse effect on the Company’s ability to export cannabis from Canada and on the Company’s ability to expand its business into other areas including the provision of non-medical cannabis in the event that the laws were to change to permit such sales and the Company is still listed on the TSXV and still subject to such undertaking at the time. This undertaking may prevent the Company from expanding into new areas of business when the Company’s competitors have no such restrictions. All such restrictions could materially and adversely affect the growth, business, financial performance or financial condition of the Company.

Management of Growth

The Company may be subject to growth-related risks including capacity constraints and pressure on its internal systems and controls. The ability of the Company to manage growth effectively will require it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. The inability of the Company to deal with this growth may have a material adverse effect on the Company’s business, financial performance, financial condition, and prospects.

Integration of Acquired Business

The Company has acquired, directly or indirectly, interests in businesses complementary to the business of the Company. The success of such acquisitions will depend in part on successfully consolidating functions and integrating operations, procedures and personnel in a timely and efficient manner. This integration may require the dedication of substantial management effort, time and resources which may divert management’s focus and resources from other strategic opportunities of the Company and from operational matters during this process.

Litigation

The Company may become party to litigation from time to time in the ordinary course of business which could adversely affect its business. Should any litigation in which the Company becomes involved be determined against the Company such a decision could adversely affect the Company’s resources and its ability to continue operating and the market price for the Common Shares and could use significant resources. Even if the Company is involved in litigation and is successful, litigation can redirect significant company resources and attention away from the business of the Company and may have a material adverse effect on the Company’s business, financial performance, financial condition and prospects.

The Market Price of the Common Shares May be Subject to Wide Price Fluctuations

The market price of the Common Shares may be subject to wide fluctuations in response to many factors, including variations in the financial performance of the Company, divergence in financial results from analysts' expectations, changes in earnings estimates by stock market analysts, changes in the business prospects for the Company, general economic conditions, legislative changes, and other events and factors outside of the Company’s control. In addition, stock markets have from time to time experienced extreme price and volume fluctuations, which, as well as general economic and political conditions, could adversely affect the market price for the Common Shares.

The market price of the Common Shares and the common shares of other companies that investors may consider to be comparable to the Company have experienced significant price and volume fluctuations recently. In particular, the market price of such shares are impacted by news reports relating to competitive developments, regulatory changes and other related issues in the legal cannabis industry, including the Cannabis Act.

Dividends

The Company has no earnings or dividend record and does not anticipate paying any dividends on the Common Shares in the foreseeable future. Any dividends paid by the Company would be subject to tax and, potentially, withholdings.

Limited Market for Securities

The Company is listed on the TSXV, however, there can be no assurance that an active and liquid market for the Common Shares will develop or be maintained and an investor may find it difficult to resell any securities of the Company.

Environmental and Employee Health and Safety Regulations

EHTC’s operations are subject to environmental and safety laws and regulations concerning, among other things, emissions and discharges to water, air and land, the handling and disposal of hazardous and non-hazardous materials and wastes, and employee health and safety. EHTC will incur ongoing costs and obligations related to compliance with environmental and employee health and safety matters. Governmental approvals and permits are currently, and may in the future be, required in connection with EHTC’s operations. Failure to comply with environmental and safety laws and regulations may result in additional costs for corrective measures, penalties or in restrictions on EHTC’s manufacturing operations. In addition, changes in environmental, employee health and safety or other laws, more vigorous enforcement thereof or other unanticipated events could require extensive changes to EHTC’s operations or give rise to material liabilities, which could have a material adverse effect on the business, financial performance and financial condition of the Company.

A Substantial Number of Common Shares are Owned by a Single Shareholder

A significant percentage of the Company’s outstanding Common Shares are owned by a single shareholder, Sciences. As such, Sciences is in a position to exercise influence over matters requiring shareholder approval, including the determination of significant corporate actions that could otherwise be beneficial to the Company’s other shareholders, including the election and removal of directors, amendments to the Company’s corporate governing documents and business combinations. The Company’s interests and those of Sciences may at times conflict, and this conflict might be resolved against the Company’s interests. The concentration of control by a single shareholder may practically preclude an unsolicited take-over bid for the Common Shares, and this may adversely impact the value and trading price of the Common Shares.

Restrictions on Sales Activities

The legal cannabis industry in Canada is in its early development state and restrictions on sales and marketing activities imposed by Health Canada, various medical associations, other governmental or quasi-governmental bodies or voluntary industry associations may adversely affect the Company’s ability to conduct sales and marketing activities and could have a material adverse effect on the Company’s business, financial performance or financial condition.

Conflicts of Interest

The Company may be subject to various potential conflicts of interest because of the fact that some of its officers and directors may be engaged in a range of business activities. Dr. Avtar Dhillon, Mr. Jim Heppell and Mr. Punit Dhillon, each of whom is a director of the Company, are also directors and/or officers of Sciences. In addition, the Company’s executive officers and directors may devote time to their outside business interests, so long as such activities do not materially or adversely interfere with their duties to the Company. In some cases, the Company’s executive officers and directors may have fiduciary obligations associated with these business interests that interfere with their ability to devote time to the Company’s business and affairs and that could adversely affect the Company’s operations. These business interests could require significant time and attention of the Company’s executive officers and directors.

In addition, the Company may also become involved in other transactions which conflict with the interests of its directors and the officers who may from time to time deal with persons, firms, institutions or corporations with which the Company may be dealing, or which may be seeking investments similar to those desired by it. The interests of these persons could conflict with those of the Company. In addition, from time to time, these persons may be competing with the Company for available investment opportunities. Conflicts of interest, if any, will be subject to the procedures and remedies provided under applicable laws. In particular, in the event that such a conflict of interest arises at a meeting of the Company’s directors, a director who has such a conflict will abstain from voting for or against the approval of such participation or such terms. In accordance with applicable laws, the directors of the Company are required to act honestly, in good faith and in the best interests of the Company.

Actions against the Company and its Directors and Officers

The Company and its subsidiaries are corporations organized under the laws of the Province of British Columbia. Certain of the Company’s directors and officers, reside principally in Canada. Because all or a substantial portion of the Company’s assets and the assets of these persons are located in Canada, it may not be possible for foreign investors to effect service of process from outside of Canada upon the Company or those persons. Furthermore, it may not be possible to enforce against the Company foreign judgments obtained in courts outside of Canada based upon the civil liability provisions of the securities laws or other laws in those jurisdictions.

General Business Risk and Liability

Given the nature of Company’s business, it may from time to time be subject to claims or complaints from investors or others in the normal course of business. The legal risks facing the Company, its directors, officers, employees or agents in this respect include potential liability for violations of securities laws, breach of fiduciary duty and misuse of investors’ funds. Violations of securities laws and breaches of fiduciary duty could result in civil liability, fines, sanctions, or the suspension or revocation of the Company’s right to carry on its existing business. The Company may incur significant costs in connection with such potential liabilities.

Client Acquisition

EHTC’s success depends in part on its ability to attract and retain clients. There are many factors which could impact EHTC’s ability to attract and retain clients, including but not limited to EHTC’s ability to continually produce desirable and effective product, the successful implementation of the EHTC’s client-acquisition plan and the continued growth in the aggregate number of patients selecting medical cannabis as a treatment option. EHTC’s failure to acquire and retain patients as clients would have a material adverse effect on its business, financial performance and financial condition.

Holding Company

The Company is a holding company and essentially all of its assets are shares of its subsidiaries. As a result, investors in the Company are subject to the risks attributable to its subsidiaries. As a holding company, the Company conducts substantially all of its active business through its subsidiaries, which generates substantially all of its revenues. Consequently, the Company’s cash flows and ability to complete current or desirable future enhancement opportunities are dependent on the earnings of its subsidiaries and the distribution of those earnings to the Company. The ability of the subsidiaries to pay dividends and other distributions will depend on their financial performance and will be subject to applicable laws and regulations which require that solvency and capital standards be maintained and contractual restrictions contained in the instruments governing its debt. In the event of a bankruptcy, liquidation or reorganization of a subsidiary, holders of indebtedness and trade creditors may be entitled to payment of their claims from the assets of the subsidiary before the Company.

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